DR. CHARLES A. AGER PhD, P.Eng., P.Geo.

CONSENT OF ENGINEERING CONSULTANT

I hereby consent to the inclusion and reference of my report dated June 6, 2005 entitled “Searchlight Gold Project” in Amendment No. 1 to the Form SB-2/A Registration Statement to be filed by Searchlight Minerals Corp. with the United States Securities and Exchange Commission.

Dated the 21st day of April, 2006

/s/ Charles A. Ager
Dr. Charles A. Ager, PhD, P.Eng., P.Geo.
Consulting Engineer